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                                                                  EXHIBIT 99.1


              CAREMARK Rx ANNOUNCES CLOSING OF RULE 144A OFFERING


BIRMINGHAM, AL, SEPTEMBER 29, 1999 -- Caremark Rx, Inc. (NYSE: CMX) today announced that the private offering of 4,000,000 shares of 7% Shared Preference Redeemable Securities ("Preferred Securities") closed today as expected.

The Preferred Securities have not been registered under the Securities Act of 1933 as amended and may not be sold in the United States absent registration or an applicable exemption therefrom. Caremark Rx has agreed to file, and to use its reasonable best efforts to have declared effective, a registration statement under the Securities Act, to register resales of the Preferred Securities and the shares of common stock issuable upon conversion thereof.

The Preferred Securities were offered to qualified institutional buyers ("QIBs") in reliance on Rule 144A under the Securities Act of 1933, as amended, and outside the United States in compliance with Regulation S under the Securities Act, in transactions exempt from registration requirements of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such state.

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